Exhibit 99.1

Datastream Systems, Inc. Announces 2003-2005 Stock Repurchase Program

    GREENVILLE, S.C.--(BUSINESS WIRE)--Aug. 15, 2003--Datastream Systems, Inc. (Nasdaq: DSTM) today announced that its board of directors has authorized the repurchase from time to time of up to 1,000,000 shares of its outstanding common stock over a period ending no later than August 15, 2005. The company's prior repurchase program expired earlier this quarter. The purchases may be made in the open market or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. The repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes, including the grant of stock options. Datastream had approximately 20.2 million shares of common stock outstanding as of August 12, 2003. Since March of 2001, Datastream has invested $7.9 million to repurchase a total of 1.2 million shares of its common stock at an average price of $6.88 per share.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company") or its subsidiaries. All other products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

    CONTACT: Datastream Systems, Inc.
             Alex Estevez, 864-422-5001
             investor@datastream.net